Exhibit 4.1(a)

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (the “Agreement”) is made and entered into as of the 9th day of June, 2006, by and between U.S. STOCK TRANSFER CORPORATION, a California corporation (“Warrant Agent” or the “Assignor”), WELLS FARGO BANK, N.A., a national banking association (“Wells Fargo” or the “Assignee”), PLACER SIERRA BANK, a California banking corporation (“PSB”) and PLACER SIERRA BANCSHARES, a California corporation (“PLSB”).

WITNESSETH:

WHEREAS, on April 19, 2002, SOUTHWEST COMMUNITY BANK, a California banking corporation (“Southwest Bank”) and Warrant Agent, entered into a Warrant Agreement (“Warrant Agreement”) which authorized Southwest Bank to issue warrants (the “Warrants”) to purchase up to 42,308 of its shares of common stock in connection with a public offering of shares of its common stock and warrants;

WHEREAS, on June 9, 2006 Southwest Bank completed a holding company reorganization pursuant to which each outstanding share of Southwest Bank common stock was converted into one outstanding share of Southwest Community Bancorp (“SWCB”) common stock pursuant to the adjustment terms contained in the certificates evidencing the Warrants;

WHEREAS, on February 15, 2006, PLSB and SWCB, parent of Southwest Bank, entered into an Agreement and Plan of Merger and Reorganization (“Reorganization Agreement”) providing for the merger of SWCB with and into PLSB with PLSB as the surviving corporation (the “Holding Company Merger”), the issuance of shares of the PLSB’s common stock, no par value (“Common Stock”) to the shareholders of SWCB, and the subsequent merger of Southwest Bank with and into PSB, a wholly-owned subsidiary of PLSB (the “Bank Merger”) with PSB as the surviving bank (the “Surviving Bank”) pursuant to an Agreement of Merger (the Holding Company Merger and the Bank Merger are collectively referred to as “Mergers”);

WHEREAS, pursuant to the terms of the Reorganization Agreement, PLSB shall at all times reserve out of its authorized by unissued but shares of Common Stock a sufficient number of such shares to issue to holders of SWCB common stock warrants upon the exercise of their warrants following the Effective Time (as defined in the Reorganization Agreement) of the Merger;

WHEREAS, Wells Fargo is the transfer agent for PLSB and will be administering the issuance of PLSB common stock to the former holders of SWCB shareholders and the issuance of PLSB common stock to the holders of Warrants;

WHEREAS, the parties are executing this Agreement in order to evidence the assignment and transfer by Assignor to Assignee of Assignor’s right, title and interest in and to the Warrant Agreement and the assignment and transfer by PSB to PLSB of PSB’s right, title and interest in and to the Warrant Agreement; and

WHEREAS, immediately prior hereto the Mergers have been consummated.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Assignor and the Assignee hereby agree as follows:

1. Assignment by Assignor and PSB. Assignor hereby conveys, transfers and assigns to Assignee all of its right, title and interest in the Warrant Agreement. PSB hereby conveys, transfers and assigns to PLSB all of its right, title and interest in the Warrant Agreement.

2. Assumption by Assignee and PSB – Assigned Agreement. Assignee hereby accepts the transfer and assignment of all of Assignor’s right, title and interest in, to and under the Warrant Agreement and hereby assumes and agrees to fully and completely pay, perform and discharge all of the assignor’s liabilities and obligations thereunder, to the extent the same shall arise or be incurred, or which are required to be performed, on or after the date of this Agreement. PLSB hereby accepts the transfer and assignment of all of PSB’s right, title and interest in, to and under the Warrant Agreement and hereby assumes and agrees to fully and completely pay, perform and discharge all of the assignor’s liabilities and obligations there under, to the extent the same shall arise or be incurred, or which are required to be performed, on or after the date of this Agreement.

3. Assumption by Assignee – Assumed Liabilities. Assignee hereby assumes and agrees to fully and completely perform and discharge all of the Assignor’s liabilities and obligations under the Warrant Agreement. PLSB hereby assumes and agrees to fully and completely perform and discharge all of PSB’s liabilities and obligations under the Warrant Agreement.

4. Third Parties. Nothing herein expressed or implied is intended to, or shall be construed to, confer upon or give to any person or entity other than the parties hereto and their successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

5. Miscellaneous. The provisions of this Agreement shall inure to the benefit of and shall be binding upon the respective successors and assigns of Assignor, Assignee, PSB and PLSB. This Agreement may be executed in several counterparts, each of which shall constitute an original, and all of which together shall constitute one and same instrument. This Agreement shall be governed and construed and enforced in accordance with the laws of the State of California, determined without reference to conflicts of laws.

IN WITNESS WHEREOF, Assignor, Assignee, PLSB and PSB have caused this Agreement to be executed by their duly authorized representative effective on and as of the day and year first above written.

U.S. STOCK TRANSFER CORPORATION

By:	/s/ Richard Tilton
Name:	Richard Tilton
Title:	Assistant Vice President

WELLS FARGO BANK, N.A.

By:	/s/ John D. Baker
Name:	John D. Baker
Title:	Vice President

PLACER SIERRA BANK

By:	/s/ Ronald W. Bachli
Name:	Ronald W. Bachli
Title:	Chairman & Chief Executive Officer

PLACER SIERRA BANCSHARES

By:	/s/ Ronald W. Bachli
Name:	Ronald W. Bachli
Title:	Chairman & Chief Executive Officer